Exhibit 99.3

CFO Commentary on Second Quarter 2015 Financial Results

3855 South 500 West

Salt Lake City, UT 84115

August 4, 2015

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Daylight Time on August 4, 2015, to review second quarter results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call, along with Brian Stech, EVP of Global Sales and Marketing, and Taylor Smith, VP of Finance. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

In the second quarter, net sales increased 33% to $66.7 million compared to net sales of $50.2 million in the second quarter of 2014. Gross profit margin was 37% in the quarter compared to 33% in the prior year quarter. The increase in margin was primarily driven by a higher percentage of sales from the screen protection line and improved operational efficiencies. Operating expenses were 28% of net sales compared to 30% in the second quarter of 2014. Second quarter net income improved to $3.7 million, or $0.12 per diluted share, compared to $0.8 million, or $0.03 per diluted share last year.

ZAGG regularly discloses Adjusted EBITDA, a non-GAAP metric, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

For the second quarter, Adjusted EBITDA increased to $10.3 million from $5.3 million in the second quarter of 2014.

The Company released 2015 financial guidance earlier this year, which anticipated flat to low single digit percentage increase in net sales, and an improvement in Adjusted EBITDA margin to a range of 14% to 15% as a percentage of net sales when compared to 2014 results. At this time, the Company reaffirms current net sales guidance, with an improvement in the gross margin outlook to mid-to-high 30’s, and raises the range for Adjusted EBITDA guidance to $40 - $43 million, or 15% to 16% as a percentage of net sales. The comprehensive 2015 guidance discussion section beginning on page 10 below contains a more detailed analysis of the specific factors contributing to this outlook.

Consistent with today's release, the Company will be disclosing consolidated financial results which includes its primary operations in the United States, as well as operations from ZAGG International, its wholly owned subsidiary operating in Shannon, Ireland. The commentary today addresses only consolidated results unless otherwise stated. The financial statements provided in today's release reflect consolidated Q2 2015 and should be referred to for further clarifications.

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Second Quarter Financial Results

(All comparisons are between second quarter 2015 and second quarter 2014, unless noted.)

Q2 Net Sales

Net sales increased 33% to a second quarter record of $66.7 million from $50.2 million.

Product Categories

Screen protection was 67% of net sales or $44.5 million, compared to 36% or $18.3 million. This was another strong quarter for screen protection sales, which increased 144% over last year, as a result of increased placement for the screen protection product line, particularly at wireless retailers, and expanded U.S. and Western European distribution.

Tablet keyboard sales were $11.8 million or 18% of net sales, compared to $17.2 or 34%. Power management was 2% of net sales or $1.2 million, compared to 5% of net sales or $2.4 million. Tablet keyboards and power management declined in the quarter compared to the same period last year primarily due to customer launch initiatives in the second quarter last year that were not repeated this year. The Company’s tablet keyboard and power customers are seeing strong sell-through year-to-date, and we believe customers are pleased with the performance of these products in their stores.

Audio sales were 10% of net sales or $6.8 million, down from 18% or $9.1 million, due primarily to the presence of higher priced audio products at a key retailer in the second quarter last year, which were not present in the same period this year. Audio is expected to return to growth in the second half of the year, as product placement expands and new products launch into the market.

Channels

For the quarter, sales by channel remained flat compared to last year, with 90% from retail, 5% from ZAGG.com and 5% from franchise and ZAGG-owned stores and kiosks. International sales of $6.0 million accounted for 9% of total net sales in the quarter, versus $5.0 million or 10% in the same quarter last year. The continued decline in the Euro – U.S. dollar exchange rates negatively impacted our international sales by $1.3 million during the second quarter of 2015 compared to 2014.

The Company’s new ecommerce platform, which combined the iFrogz and ZAGG websites, positively impacted net sales from ZAGG.com, sales increased to $3.5 million or 58% year over year.

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Q2 Gross Margin

Gross profit improved to $25.0 million versus $16.8 million, or 37% as a percentage of net sales versus 33%. The increase was largely due to an increase in sales of screen protection products and improved operational efficiencies. Higher screen protection sales are beneficial to our gross margin.

Q2 Operating Expense

Operating expense improved to 28% of net sales or $18.7 million, compared to 30% of net sales or $15.2 million. The increase in operating expense was due to additions to our management team, increased customer service expense associated with higher screen protection sales, and additional investment in advertising and marketing.

Q2 Income Tax Expense

The effective tax rate for the quarter came in at 40.1% compared to 49.3%. The decrease in the effective tax rate was primarily due to reduced losses from foreign jurisdictions that are taxed at a 0% rate. Our effective tax rate will generally differ from the U.S. Federal Statutory rate of 35%, due to state taxes, permanent items, and the impact of our global tax strategy.

Q2 Net Income

Net income improved to $3.7 million versus $0.8 million. Fully diluted earnings per share improved to $0.12 on 29,754,330 fully diluted shares versus $0.03 on 30,574,769 fully diluted shares. In the second quarter of 2015, the Company repurchased 42,000 shares of its common stock at an average price of $7.68 as part of a $15.0 million share repurchase program approved in 2015 by the board of directors. From 2013 to 2015 the Company executed on share repurchase programs totaling $19.9 million, which has reduced the fully diluted share count.

Unaudited Supplemental Data: Adjusted EBITDA

Adjusted EBITDA for the quarter improved significantly to $10.3 million compared to $5.3 million, with margins increasing to 16% versus 11% last year.

Balance Sheet

The Company’s balance sheet remains strong with no debt and sufficient liquidity to fund operations and growth. At June 30, 2015, working capital was $84.7 million compared to $70.3 million at June 30, 2014. Working capital increased primarily due to an increase in accounts receivable associated with higher sales and a slight increase in inventory associated with InvisibleShield Glass.

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Cash Balance

The cash balance at June 30, 2015 was $11.2 million versus $12.2 million in the same period last year. We generated cash from operations of $4.1M versus $18.6 million in prior year second quarter. The decline in cash from operations is largely due to the significant payables and accrued liability balances at year-end, which were paid during the first half of 2015. These decreases in cash were partially offset by strong cash collections during the first quarter of 2015 and increased net income.

Debt Balances

The Company had no outstanding debt and $25.0 million availability on the credit facility at June 30, 2015.

Account Receivables

Accounts receivable for the quarter were $53.8 million, compared to $42.0 million at June 30, 2014. Days sales outstanding (“DSOs”) in the second quarter was 73 compared to 76 at June 30, 2014. DSOs improved due primarily due to the timing of shipments and collection of cash compared to the same period last year.

Inventory

Inventories for the quarter ended at $44.0 million, compared to $39.4 million at June 30, 2014. Inventory increased year-over year primarily due to increased levels of InvisibleShield Glass inventory, which is manufactured in Asia, compared to the previous period when film products were a greater percentage of screen protection net sales. Our film products are manufactured in the U.S primarily on a just-in-time basis.

FY15 Year-to-Date Financial Results

(All comparisons are between the first six months of 2015 and the first six months of 2014, unless otherwise noted.)

Year-to-Date Net Sales

Net sales increased 25% to $123.9 million from $99.2 million.

Product Categories

Screen protection was 65% of net sales or $80.4 million, compared to 35% or $34.9 million. Screen protection sales have been strong year-to-date due to increased distribution with wireless retailers who have experienced high sales of newly introduced mobile phones from leading OEMs.

Tablet keyboard sales were $25.7 million or 21% of net sales, compared to $36.0 or 36% in the first half of 2014. Power management was 2% of net sales or $2.5 million, compared to 4% of net sales or $4.4 million. Sales of tablet keyboards and power management declined in first six months due to specific customer launches that were not repeated this year. Despite the decline in sell-in, tablet keyboards and power products experienced strong sell-through at key retailers year-to-date.

Audio sales were 9% of revenue or $11.0 million, down from 17% or $16.7 million in the first half, due primarily to the presence of higher priced audio products at a key retailer in the first half of 2014, which were not present in the same period this year. Audio is expected to return to growth in the second half of the year with expanded product placement and new products launches.

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Channels

Consistent with the first six months of 2014, 89% of sales came from the retail channel, 5% of sales from ZAGG.com, and 6% from the franchise sales and ZAGG-owned kiosks and stores. International sales of $10.5 million accounted for 8% of total net sales, versus $12.5 million or 14% in the same period last year. The decline reflects a large order of the Samsung Cover-fit keyboards in Europe in the first quarter of 2014 that did not recur this year, as well as the continued decline in the Euro – U.S. dollar exchange rates, which have negatively impacted our international sales by $2.1 million on a year-to-date basis.

The Company’s new ecommerce platform had a positive impact on net sales from ZAGG.com. In the second quarter, US web sales improved 58% year over year to $3.5 million, while the first quarter posted a decline in web sales of 2%.

Year-to-Date Gross Margin

Gross margin improved to $47.9 million or 39% of net sales, versus $34.6 million or 35% of net sales, due to the higher sales of screen protection products and improved operational efficiencies.

Year-to-Date Operating Expense

Operating expense was 29% of net sales or $36.2 million, compared to 31% of net sales or $31.0 million. The increase in operating expense was due to additions to the management team and additional investment in advertising and marketing.

Year-to-Date Income Tax Expense

The effective tax rate year-to-date decreased to 40.9% compared to 49.8% in the prior year, primarily due to reduced losses from foreign jurisdictions that are taxed at a 0% rate.

Year-to-Date Net Income

Net income improved to $6.9 million versus $1.8 million. Fully diluted earnings per share for the first six months improved to $0.23 on 29,716,260 shares versus $0.06 on 30,718,645 shares in the same period last year.

Unaudited Supplemental Data: Year-to-Date Adjusted EBITDA

Adjusted EBITDA for the first half rose to $19.6 million compared to $10.8 million last year, margins increasing to 16% versus 11% last year.

Updated 2015 Business Outlook

The Company reiterates annual net sales guidance in a range of $260 million - $270 million, which includes anticipated growth of about 50% in Western Europe, expanded distribution, and growth in product placement with current key retailers globally. We anticipate these incremental gains will be partially offset by reduced sales of screen protection compared to last year’s high levels due to OEM device launches as sales normalize during the second half of 2015. This forecast includes additional OEM device launches in the second half of 2015, which are not anticipated to exceed the record levels of device unit sales, experienced in the second half of 2014. We continue to monitor the impact of foreign exchange rate fluctuations, particularly for the Euro, which could negatively impact our revenue guidance for the remainder of 2015.

The Company estimates gross margin as a percentage of sales to improve to the mid to high 30’s from the previous guidance of mid 30’s. This increase is due to a favorable shift in product mix and improved operational efficiencies.

As a result of these factors, today the Company increased annual Adjusted EBITDA guidance to $40.0 million to $43.0 million, compared to the previous guidance of $38.0 million to $41.0 million, which anticipates the increase in gross margin, partially offset by increases in operating expenses. Adjusted EBITDA margin in now expected to be 15% to 16%, up from the previous margin guidance of 14% to 15%, and improved from 2014 Adjusted EBITDA margin of 12%.

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Non-GAAP Financial Disclosure

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation expense) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to timely design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) a shift in product mix to lower margin products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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